SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange of 1934


Filed by Registrant [ X ]
Filed by Party other than the Registrant [ ]
Check the appropriate  box:
[    ] Preliminary  Proxy  Statement
[ X  ] Definitive  Proxy Statement
[    ] Definitive  Additional  Materials
[    ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12
[    ] Confidential,  for Use of the Commission Only
       (as permitted by Rule 14-6(e)(2)

                                  CERBCO, INC.

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        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
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        14a-6(i)(3).
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[     ] Fee paid previously with preliminary materials

[     ] Check box if any part of the fee is offset as provided by Exchange Act
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                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, DECEMBER 18, 1998




To the Stockholders of CERBCO, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CERBCO, Inc., a Delaware corporation (the "Company"), for the fiscal year ended June 30, 1998, will be held at the Club Hotel by Doubletree, 9100 Basil Court, Landover, Maryland, on Friday, December 18, 1998, at 10:00 a.m. local time, for the following purposes:

         1.    Proposal 1: To elect directors of the Company;

         2. Proposal 2: To vote on a stockholder proposal to liquidate the Company;

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on October 22, 1998, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

         A copy of the Company's Annual Report for the fiscal year ended June 30, 1998, a Proxy, and a Proxy Statement accompany this Notice.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL ASSURE YOUR PARTICIPATION IN THE MEETING AND REDUCE THE COMPANY'S EXPENSE IN SOLICITING PROXIES. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                  By Order of the Board of Directors,



                                  /s/ Robert F. Hartman
                                  Robert F. Hartman
                                  Secretary


Landover, Maryland
November 9, 1998

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                    Annual Meeting of Stockholders to be Held
                                December 18, 1998

                                 PROXY STATEMENT


                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CERBCO, Inc., a Delaware corporation ("CERBCO" or the "Company"), for use at the Annual Meeting of Stockholders to be held at the Club Hotel by Doubletree, 9100 Basil Court, Landover, Maryland, on Friday, December 18, 1998, at 10:00 a.m. local time, and at any adjournments thereof (the "Meeting").

         The Board of Directors (the "Board") has fixed the close of business on October 22, 1998, as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of, and to vote at, the Meeting.

         Stockholders are requested to complete, sign and date the accompanying proxy and return it promptly to the Company in the enclosed envelope. If the enclosed proxy is executed and returned, it may be revoked at any time before it is voted at the Meeting by a written notice of revocation to the Secretary of the Company, or by executing a proxy bearing a later date, or by voting at the Meeting.

         Shares of Common Stock and shares of Class B Common Stock represented by valid proxies received in time for the Meeting, and not revoked, will be voted as specified therein. If no instructions are given, the respective shares of common stock will be voted FOR the election as director of the Company that nominee for director designated for election by the holders of Common Stock and listed under the caption "Proposal No. 1 Election of Directors" herein; FOR the election as directors of the Company those nominees for director designated for election by the holders of Class B Common Stock and listed under the caption
"Proposal No. 1 Election of Directors" herein; AGAINST approval of the Stockholder Proposal as described in "Proposal No. 2 Liquidation of the Company" herein; and, if authority is given to them, at the discretion of the proxy holders, on any other matters that may properly come before the Meeting.

         The cost of solicitation will be borne by the Company. Additional solicitations may be made by mail, telephone, telegraph, personal contact or other means by the Company or by its directors or regular employees. The Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy statements to the beneficial owners of shares of the Company's common stock and to reimburse them for their reasonable expenses in so doing.

         This Proxy Statement and the accompanying Notice of Annual Meeting, Proxy and Annual Report are first being mailed to the Company's stockholders of record on or about November 9, 1998.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As of the Record Date, there were outstanding 1,482,956 shares, comprised of 1,186,976 shares of Common Stock, $.10 par value (the "Common Stock"), and 295,980 shares of Class B Common Stock, $.10 par value (the "Class B Common Stock"), which are the only classes of stock of the Company outstanding. A quorum shall be constituted by the presence at the Meeting of one-third (1/3) of the outstanding shares of Common Stock, or 395,659 of such shares, and one-third (1/3) of the outstanding shares of Class B Common Stock, or 98,660 of such shares.

         Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, except with respect to the election of directors and any other matter requiring the vote of Common Stock or Class B Common Stock separately as a class. The holders of Common Stock, voting as a separate class, are entitled to elect that number of directors which constitutes 25% of the authorized number of members of the Board of Directors and, if such 25% is not a whole number, then the holders of Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of such membership. The holders of Class B Common Stock, also voting as a separate class, are entitled to elect the remaining directors. The affirmative vote of the holders of a majority of each class of common stock present in person or represented by proxy, provided a quorum of that class is present, is necessary for the election of directors by the class. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. Where authority to vote shares is withheld, including instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

         The following information is furnished with respect to each person or entity who is known to the Company to be a beneficial owner of more than five percent of any class of the Company's voting securities as of the Record Date:

                                                                        Amount and Nature of
Name & Address of Beneficial Owner          Title of Class              Beneficial Ownership      Percent of Class
----------------------------------          --------------              --------------------      ----------------

Robert W. Erikson                           Common Stock                      60,700  1/                 5.1%
3421 Pennsy Drive                           Class B Common Stock             131,750  1/                44.5%
Landover, MD

George Wm. Erikson                          Common Stock                      59,602  2/                 5.0%
3421 Pennsy Drive                           Class B Common Stock             115,814  2/                39.1%
Landover, MD

Schaenen Fox Capital Management, LLC        Common Stock                     167,600  3/                14.1%
200 Park Avenue, Suite 3900
New York, NY

1/ Record and beneficial ownership, sole voting and sole investment power.
2/ Record and beneficial ownership. Includes 2,246 shares of each class of stock owned jointly with Mr. Erikson's spouse, as to which there is shared voting and investment power.
3/ Beneficial ownership, sole voting and sole investment power as publicly disclosed in current Schedule 13G Beneficial Ownership Report, reporting securities acquired by such financial institution in the ordinary course of its business.

         The following information is furnished with respect to all directors of CERBCO who were the beneficial owners of any shares of Common Stock and/or Class B Common Stock as of the Record Date, and with respect to all directors and officers of CERBCO as a group:


                                                       Amount & Nature of Beneficial Ownership
Name of Beneficial Owner     Title of Class            Owned Outright      Exercisable Options    Percent of Class
------------------------     --------------            --------------      -------------------    ----------------

Robert W. Erikson            Common Stock                 60,700  1/            5,000                      5.4%
                             Class B Common Stock        131,750  1/                0                     44.5%

George Wm. Erikson           Common Stock                 59,602  2/            5,000                      5.4%
                             Class B Common Stock        115,814  2/                0                     39.1%

Webb C. Hayes, IV            Common Stock                  4,500                5,000                      0.8%

Paul C. Kincheloe, Jr.       Common Stock                  7,500                5,000                      1.0%

All Directors and Officers
  as a Group (5 persons      Common Stock                132,302               20,000                     12.6%
  including those named      Class B Common Stock        247,564                    0                     83.6%
  above) 3/

1/   Record and beneficial ownership, sole voting and sole investment power.
2/   Record and  beneficial  ownership.  Includes  2,246 shares of each class of stock owned jointly with Mr. Erikson's  spouse, as to which there is shared voting and investment power.
3/   Mr. George Erikson also is the beneficial  owner of 16,500 shares of Common
     Stock  (less than 1% of such class) of  Insituform  East,  Incorporated,  a subsidiary of the Company. In addition,  Messrs.  George Erikson and Robert
     Erikson each are the  beneficial  owners of  exercisable  options on 75,000 shares of the Common Stock (approximately 1.7% of such class) of Insituform
     East, Incorporated,  pursuant to the Insituform East 1989 and 1994 Board of
     Directors' Stock Option Plans.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The authorized number of directorships of the Board of Directors is four. Four directors are presently serving. Accordingly, in accordance with the Company's Certificate of Incorporation and By-laws, the Board has nominated one director to be elected by the holders of shares of Common Stock and three directors to be elected by holders of shares of Class B Common Stock. The terms of all presently serving directors expire upon the election and qualification of the directors to be elected at the Meeting, and the four persons presently serving as directors are all nominees to be elected at the Meeting. The directors elected will serve subject to the Company's By-laws until the next Annual Meeting of Stockholders for the fiscal year ending June 30, 1999 and until their respective successors shall have been duly elected and qualified.

         It is intended that the individuals named in the enclosed form of proxy will vote their proxies in favor of the election of the persons listed below as the Board's nominees for the Company's directors, unless otherwise directed. The Board has no reason to believe that any of the nominees for the office of director will not be available for election as director. However, should any of them become unwilling to be elected or unable to serve, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person as the Board may recommend.

PRESENT DIRECTORS WHO ARE NOMINATED FOR RE-ELECTION

         One of the four nominees for election to the Board of Directors identified below has been designated for election by the holders of shares of Common Stock, and only the holders of such shares may vote with respect to such nominee. The remaining three nominees have been designated for election by the holders of shares of Class B Common Stock, and only the holders of such shares may vote with respect to such nominees. Accordingly, the following list contains a designation as to that nominee to be elected by holders of shares of Common Stock and those nominees to be elected by holders of shares of Class B Common
Stock:


                                                                          First Became     Class of Common Stock
Name, Age, Principal Occupation, Business Experience and Directorships     A Director       for Which Nominated

Robert W. Erikson, Age 53  2/ 3/ 4/                                          1974 1/       Class B Common Stock
   President  and a Director  of CERBCO  since 1988;  Insituform  East,
   Inc.  - Vice  Chairman  since  1986  and  President  since  1991,  a
   Director  since  1985 and Vice  Chairman  of the Board of  Directors from  1985 to 1986;  CERBERONICS,  Inc.  - a  Director  since  1974,
   Chairman  since 1988, and President from 1977 to 1988; a Director of
   Palmer  National  Bancorp,  Inc. and The Palmer  National  Bank from
   1983  to  1996,  and  a  Director  of  The  Palmer  National  Bank's
   successor,  The George Mason Bank, N.A., since 1996;  Capitol Office
   Solutions,  Inc. - Vice  Chairman  and a Director  from 1987 to June
   30, 1997.

George Wm. Erikson, Age 56  2/ 3/                                            1975 1/       Class B Common Stock
   Chairman,  General  Counsel  and a Director  of CERBCO  since  1988;
   Insituform  East,  Inc. - Chairman and General Counsel since 1986, a
   Director since  1984  and  Chairman  of the  Board  of  Directors from  1985 to 1986; CERBERONICS,  Inc. - a Director  since  1975,
   General  Counsel  since  1976, Chairman from 1979 to 1988,  and Vice
   Chairman  since 1988;  Capitol  Office Solutions, Inc. - Chairman,
   General Counsel and a Director from 1987 to June 30, 1997.

Webb C. Hayes, IV, Age 50  4/                                                1991          Class B Common Stock
   Director and Vice Chairman of United Bank since June 1997;  Director and Executive  Vice President of George Mason  Bankshares,  Inc. and
   Chairman,  President  and CEO of The George Mason Bank,  N.A.,  from
   1996 to 1997;  Chairman  of the  Board of Palmer  National  Bancorp,
   Inc. and The Palmer  National Bank from 1985 to 1996,  President and
   Chief Executive  Officer from 1983 to 1996;  Insituform East, Inc. -
   a Director since 1994;  Capitol Office Solutions,  Inc. - a Director from 1992 to June 30, 1997;  a Director of the Federal  Reserve Bank
   of Richmond from 1992 to 1995.

Paul C. Kincheloe, Jr., Age 57  4/                                           1991          Common Stock
   Practicing  attorney and real estate investor since 1967; Partner in the law firm of Kincheloe and  Schneiderman  since 1983;  Insituform
   East, Inc. - a Director since 1994;  Capitol Office Solutions,  Inc.
   - a  Director  from  1992 to June  30,  1997;  Director  of  Herndon
   Federal Savings & Loan from 1970 to 1983;  Director of First Federal
   Savings & Loan of Alexandria from 1983 to 1989.

1/   Includes service as a director of CERBERONICS, Inc., now a wholly-owned subsidiary of the Company.
2/   Member of the Corporate  Executive  Committee of the Company,  and the
     Chief  Executive  Officer  Committee of Insituform East, Incorporated
     which committees perform the functions of the Chief Executive Officer of each of the respective companies.
3/   Messrs. Robert Erikson and George Erikson are brothers.
4/   Member of the Audit Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

         The Board of Directors has an Audit Committee, a majority of the members of which are outside directors. The names of the committee's members are indicated in the table above. The Board of Directors does not have standing nominating or compensation committees, or committees performing similar functions.

         The Audit Committee, among its functions, reviews the Company's financial policies and accounting systems and controls, reviews the scope of the independent public accountants' audit and approves the duties and compensation of the independent public accountants, both with respect to audit and any non-audit services. The non-management members of the Audit Committee consult with the independent public accountants outside the presence of corporate management or other employees to discuss matters of concern, receive recommendations or suggestions for change and have a free exchange of views and information.

         During the fiscal year ended June 30, 1998, the Board of Directors of the Company held five meetings and the Audit Committee held two meetings. Each of the Company's directors attended 75% or more of the total of (1) the number of meetings of the Board of Directors and (2) the number of meetings held by all committees of the Board on which such Director served during the fiscal year ended June 30, 1998.

                   PROPOSAL NO. 2 - LIQUIDATION OF THE COMPANY

Mr. James W. Bien, 5669 Kugler Mill Road, Cincinnati, Ohio 45236, owner of 16,000 shares of Common Stock has given notice that he is presenting for action at the annual meeting the following resolution:

                              "STOCKHOLDER PROPOSAL

"It is proposed that CERBCO, with the help of an outside investment banker, liquidate the company and distribute the proceeds to shareholders.

                              "SUPPORTING STATEMENT

"It appears to me, based on the balance sheet of 6-30-97, plus subsequent income statements and press releases, that each shareholder should receive $11+ per share in cash when it is approved by the board of directors. The additional assets, that is, Insituform East and other miscellaneous holdings can be liquidated at an opportune time or spun off.

"The book value, as of 6-20-97, is shown as $15.25 a share. Most of this is in cash.

"The present course has no direction. The company continues to lose money over the past two years on its Insituform East operation. The investment income on CERBCO's cash has been eroded by Insituform East operations.

"We will also have the possible advantage with proper tax advice, of receiving back our money on a capital gains basis. This would mean lower taxes, more than likely, for shareholders than the present course of paying cash dividends, as was done in 1997. This was all taxed at ordinary income tax rates.

"My plan of action could result in reducing taxes substantially for many of the shareholders. I emphasize that we must research this point to see if we would qualify for capital gains treatment with my plan. I have experienced this happening with another company I was involved with in the past.

"All of this must be verified by proper financial professionals. If it holds to be true, then we should proceed with the plan.

"Finally, the vote should be determined by stockholders, that does not include the Eriksons' (sic) holdings. This was the way the vote was determined when we sold Capital Copy."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

At a regular meeting of the Board of Directors on September 15, 1998 and again at a special meeting of the Board of Directors on October 2, 1998, the Board of Directors duly considered the proposal to liquidate the Company and determined that such a proposal would be contrary to the Company's business strategy, would not enhance long-term stockholder value, and, as such, would not be in the best interests of the Company's stockholders.

The Company's present significant cash position results from the sale on June 30, 1997, of its two-thirds stake in Capitol Office Solutions, Inc. ("COS"), held through the Company's wholly-owned subsidiary CERBERONICS, Inc., pursuant to the Investment, Redemption and Stock Purchase Agreement dated March 7, 1997. The proceeds from the sale consisted of approximately $22,000,000 before taxes and transaction expenses.

When the Company was formed the Board of Directors contemplated a business strategy that, as a parent holding company, CERBCO would acquire and sell operating businesses as it appeared advantageous to do so. The investment in 1987 in COS was in keeping with such business strategy, as was the sale of such investment in 1997.

The Company's stockholders approved the sale of COS at a special meeting of stockholders on June 27, 1997. In connection with the special meeting, the Company distributed to its stockholders a proxy statement, dated May 27, 1997, explaining that the proceeds of the sale would be used for acquisitions of businesses, technologies and products, in addition to general corporate purposes. Although the Company did not then have any understandings, commitments or agreements in respect of such transactions, the Board of Directors has since that time continued to explore possible acquisitions.

At the time of the sale of COS,  stock  prices  were  high and many  businesses, including COS, were selling at high premiums over book value. While these conditions made the sale of CERBCO's interest in COS attractive, for the same reasons they did not favor the immediate reinvestment of the sale proceeds in another business. The Board of Directors believed, however, that future economic conditions would again present favorable opportunities for cash-based acquisitions. In light of unfolding economic difficulties worldwide, recent declines in historic stock indices and indications of the beginning of a downward phase in the business cycle, the Board of Directors believes an increased potential for a more favorable environment to effect cash-based acquisitions is developing and has recently determined to retain an investment bank or similar professional advisor to enhance the Company's survey and review of potential acquisitions. The Board of Directors further believes that the Company's continuing business strategy and present courses of action provide a better opportunity over the Stockholder Proposal to enhance stockholder value over the long term.

Finally, the Board of Directors notes that the rights and eligibility of holders of the Company's stock to vote on stockholder proposals are governed by The Delaware General Corporation Law and the Company's Certificate of Incorporation. Accordingly, the Board of Directors believes that, consistent with such laws and the Company's certificate, all of the holders of each of the shares of the Company's Common and Class B Common Stock are eligible to vote on Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, PROPOSAL NO. 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                             EXECUTIVE COMPENSATION

COMPENSATION REPORT BY THE BOARD OF DIRECTORS

GENERAL

         CERBCO, Inc. ("CERBCO" or the "Company") is a parent holding company which, through its wholly-owned subsidiary, CERBERONICS, Inc. ("CERBERONICS"), holds controlling interests in Insituform East, Incorporated ("Insituform East") [excavationless sewer and pipeline rehabilitation] and, until June 30, 1997, Capitol Office Solutions, Inc. [copier and facsimile ("fax") equipment sales, service and supplies].

         The Company does not have a compensation committee. The Corporate Executive Committee (the "CEC")[NOTE: Pursuant to the Company's By-laws, the CEC performs the functions of the Chief Executive Officer of the Company. The CEC presently has two members, Messrs. George Wm. Erikson, Chairman and Robert W. Erikson, President], with the annual review and oversight of the Board, determines the base salary for all officers of the Company except the members of the CEC. The Board, as a whole, considers compensation arrangements proposed by and for members of the CEC and, pursuant to the By-laws, is the ultimate determiner of compensation arrangements for members of the CEC. When considering CEC compensation arrangements, a portion of Board review may be conducted in camera, excluding CEC members, and resolutions of the Board determining CEC compensation arrangements typically are voted upon twice, once with CEC members abstaining.

PHILOSOPHY

         The executive compensation philosophy of the Company (which is intended to apply to all of the executive officers of the Company, including members of the CEC) is aimed at: (i) attracting and retaining qualified management to implement the Company's business plan; (ii) establishing a direct link between management compensation and the achievement of the Company's annual and long-term performance goals; and (iii) recognizing and rewarding individual initiative and achievement. The Board believes management compensation should be set at levels competitive with compensation arrangements provided by other companies with which the Company competes for executive talent, and by other companies of similar size, business or location. It is also the Board's view that the compensation of management should have a component contingent upon the Company's level of performance. By aligning the financial interests of the Company's executive officers and those of its shareholders, the Company encourages executive officers to enhance the profitability of the Company and thus increase shareholders' value. Since CERBCO officers devote a predominate portion of their time to the affairs of the operating subsidiaries, the Board reviews and considers the compensation decisions of such subsidiaries when determining the compensation arrangements of its officers. The Board and the CEC review the compensation arrangements of the Company's executive officers on a continuing basis to ensure that such arrangements are consistent with this executive compensation philosophy.

COMPONENTS OF COMPENSATION

         The compensation program for the Company's officers (including members of the CEC) which after June 30, 1997 includes compensation received from CERBCO, Insituform East and CERBERONICS, consists of: (a) base salary; (b) compensation pursuant to plans; and (c) incentive cash bonuses. The CEC and the Board determine the base salary of CERBCO officers and the Board administers the Company's Supplemental Executive Retirement Plan (the "CERBCO SERP") covering the Company's officers. However, each CERBCO officer additionally has employment responsibilities and serves as an officer with the Company's subsidiaries and receives most of their compensation, including base salary, compensation pursuant to plans and incentive bonuses, from such subsidiaries. The CERBCO Board carefully reviews the compensation decisions of the subsidiaries as they relate to the officers of CERBCO.

         Commencing in 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). While the Company's compensation programs generally are not intended to qualify for any of the exceptions to the applicability of the Deduction Limitation, it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future.

         (a) Base Salary. The base salary level for each executive officer (including members of the CEC) is considered annually in September, and yearly adjustments, if any, are made effective on or about October 1st of each year. The timing of such yearly reviews permits consideration of information which is developed each year for the Company's annual report, including audited financial statements for the fiscal year then ended June 30th. The CEC is empowered to adjust the annual base salary level of executive officers (other than members of the CEC) at other times during the year should it deem any such adjustments appropriate. Such adjustments are included in the annual officer compensation review and approvals conducted by the Board each September.

                  The annual September review of base salary levels is subjective. No specific factors, targets or criteria, such as the market value of the Company's stock, are employed in any formula or other quantitative prescription to determine base compensation. However, consistent with the Company's compensation philosophy, consideration is given to individual initiative, individual achievement and the Company's performance, as well as information on salaries and other remuneration at other companies of similar size, business or location. Since the officers of CERBCO are employed by and receive most of their salary from one or more of the Company's subsidiaries, the CERBCO Board reviews and considers the base salary received from such subsidiaries and determines whether the aggregate base compensation received by each officer is commensurate with the time and effort devoted to the activities of the Company and each subsidiary.

                  Applying the Company's compensation philosophy during the annual review in September 1997, it was the judgment of the CEC and the Board that the base salary level of each executive officer of the Company (including members of the CEC) should be increased 3% effective October 1, 1997. In addition, the Board concurred with the decision of the Insituform East Board of Directors, to increase by 3% effective October 1, 1997 the base salary of its officers.

         (b) Compensation Pursuant to Plans. The officers of CERBCO are eligible to receive plan compensation through the CERBCO SERP. In addition, the officers of CERBCO, including members of the CEC, are employees of the Company's principal operating subsidiary, Insituform East, are eligible to receive plan compensation through the Insituform East Employee Advantage Plan. Participation in, and benefits acquired under this plan are on a nondiscretionary formula basis applicable to all Insituform East employees (see "Compensation Pursuant to Plans - Insituform East, Incorporated Plans").

                  Pursuant to the CERBCO SERP, the members of the CEC will receive a monthly retirement benefit for life equivalent to 50% of the final aggregate monthly salary such executives received from the Company and its subsidiaries. The other executive covered by the CERBCO SERP will receive a monthly retirement benefit for life equivalent to 25% of the final aggregate monthly salary such executive received from the Company and its subsidiaries (see "Compensation Pursuant to Plans - CERBCO, Inc. Plans").

                  The terms of the CERBCO SERP require the Company to establish a trust to facilitate the Company's satisfaction of its obligations thereunder to pay supplemental retirement benefits to the Company's executive officers. The Company has established such a trust, which has been funded by life insurance policies.

                  The Board views the CERBCO SERP as providing important benefits to the covered executives after their retirement. Further, the Board believes that the adoption of the CERBCO SERP is fully consistent with CERBCO's compensation philosophy and is a customary form of supplemental executive retirement similar to that adopted by comparable companies.

         (c) Incentive Cash Bonuses. CERBCO has deferred the direct employ of an incentive cash bonus as part of the compensation package of its officers. However, the Company believes that the compensation of its officers is typically more directly linked to the overall profitability of the Company's operations as a whole because each of the officers is employed by the Company's principal operating subsidiary, Insituform East, which does offer incentive cash bonuses. Insituform East employs an annual return-on-equity ("ROE") incentive cash bonus which is tied to its earnings. The Insituform East ROE incentive bonus amount is calculated by multiplying Insituform East's annual ROE percentage (net earnings divided by weighted average equity less current earnings) by the base compensation paid to the officer over the fiscal year. The maximum annual individual bonus available to any officer is normally limited to an upper cap of 30% of the officer's base compensation used in the respective ROE formula. For the most recent fiscal year ended June 30, 1998, due to negative net earnings, no incentive cash bonuses were awarded to Insituform East officers. The Company's Board concurred with the incentive bonus decisions made by Insituform East for fiscal year 1998.

COMPENSATION OF MEMBERS OF THE CEC

         On September 16, 1997, the CERBCO Board approved an increase in base salary from $11,140 to $11,475 per year, effective October 1, 1997, for each current member of the CEC, namely, Messrs. George Erikson and Robert Erikson. The decision made by the CERBCO Board was subjective, taking into account the philosophical aim of setting executive compensation and was not based on any particular performance criteria. As part of its analysis when it determined the compensation packages for Messrs. George Erikson and Robert Erikson, the Board reviewed the compensation they received from Insituform East and CERBERONICS in order to ensure that their aggregate compensation was reasonably apportioned in relation to the time, duties and responsibilities among each of the three companies.

         At Insituform East, the base salary of Messrs. George Erikson and Robert Erikson increased to a rate of $216,607 per year, effective October 1, 1997, from the base salary rate of $210,298 per year. Due to the negative earnings results obtained by Insituform East for fiscal year 1998, no incentive cash bonus was earned by either Mr. George Erikson or Mr. Robert Erikson.

         At CERBERONICS, the base salary received by Messrs. George Erikson and Robert Erikson increased to a rate of $90,640 per year, effective October 1, 1997, from the base salary rate of $88,000 per year.

         As previously discussed, in approving the compensation package for the CEC members, the Board considered that Messrs. George Erikson and Robert Erikson devote a predominate portion of their time and effort directly to the activities of CERBCO's subsidiaries, and that their work for CERBCO requires a smaller portion of their time and effort. The Board concurred in the compensation paid to the members of the CEC by each such subsidiary and believes the components of the aggregate compensation paid to Messrs. George Erikson and Robert Erikson by the Company and its subsidiaries provide a compensation package that fairly reflects the time and effort devoted by such officers to the Company and each of its subsidiaries.

THE ABOVE COMPENSATION REPORT IS MADE OVER THE NAME OF EACH MEMBER OF THE BOARD OF DIRECTORS.

Robert W. Erikson  George Wm. Erikson  Webb C. Hayes, IV  Paul C. Kincheloe, Jr.

SUMMARY COMPENSATION

         As of July 1, 1997, CERBCO is a parent holding company with a controlling interest, through its wholly-owned subsidiary, CERBERONICS, in Insituform East ("IEI"). Prior to June 30, 1997, CERBCO also had a controlling interest in Capitol Office Solutions, Inc. ("COS"). CERBCO officers also participate, or participated in the case of COS prior to June 30, 1997, in the management of one or more of these subsidiaries. The following table sets forth information concerning the compensation paid to each of the named executive officers of the Company and its subsidiaries for the fiscal years ended June 30, 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE
                                                                                              Long-Term Compensation
                                                                                           ----------------------------
                                                           Annual Compensation                     Awards       Payouts
                                          ------------------------------------------------ -------------------  -------
          Name                                                     Other         Total     Restricted
          and                                                      Annual        Annual      Stock    Options/  LTIP    All Other
       Principal                            Salary      Bonus   Compensation  Compensation   Awards     SARs    Payouts Compensation
        Position    Year                     ($)         ($)       ($) 3/          ($)        ($)       (#)       ($)       ($) 4/
------------------------------------------------------------------------------------------------------------------------------------

Robert W. Erikson   1998 CERBCO            $11,480         $0        $0          $11,480       $0       5,000      $0          $0
Director &               IEI               215,030          0         0          215,030        0      15,000       0       2,345
President 1/             CERBERONICS        90,339          0         0           90,339        0           0       0           0
                                          --------         --        --         --------       --      ------      --      ------
                                          $316,849         $0        $0         $316,849       $0      20,000      $0      $2,345
                                          ========         ==        ==         ========       ==      ======      ==      ======

                    1997 CERBCO            $11,053        $ 0        $0          $11,053       $0           0      $0          $0
                         IEI               208,649          0         0          208,649        0      15,000       0      11,247
                         COS                65,924     23,095         0           89,019        0           0       0           0
                                          --------    -------        --         --------       --      ------      --     -------
                                          $285,626    $23,095        $0         $308,721       $0      15,000      $0     $11,247
                                          ========    =======        ==         ========       ==      ======      ==     =======

                    1996 CERBCO            $10,677         $0        $0          $10,677       $0           0      $0          $0
                         IEI               201,555     22,393         0          223,948        0      15,000       0       9,014
                         COS                62,784     22,812         0           85,596        0           0       0           0
                                          --------    -------        --         --------       --      ------      --      ------
                                          $275,016    $45,205        $0         $320,221       $0      15,000      $0      $9,014
                                          ========    =======        ==         ========       ==      ======      ==      ======

George Wm. Erikson  1998 CERBCO            $11,480         $0        $0          $11,480       $0       5,000      $0          $0
Director, Chairman       IEI               215,030          0         0          215,030        0      15,000       0       4,745
& General Counsel 1/     CERBERONICS        90,339          0         0           90,339        0           0       0           0
                                          --------         --        --         --------       --      ------      --      ------
                                          $316,849         $0        $0         $316,849       $0      20,000      $0      $4,745
                                          ========         ==        ==         ========       ==      ======      ==      ======

                    1997 CERBCO            $11,053        $ 0        $0          $11,053       $0           0      $0          $0
                         IEI               208,649          0         0          208,649        0      15,000       0      11,613
                         COS                65,924     23,095         0           89,019        0           0       0           0
                                          --------    -------        --         --------       --      ------      --     -------
                                          $285,626    $23,095        $0         $308,721       $0      15,000      $0     $11,613
                                          ========    =======        ==         ========       ==      ======      ==     =======

                    1996 CERBCO            $10,677         $0        $0          $10,677       $0           0      $0          $0
                         IEI               201,555     22,393         0          223,948        0      15,000       0      11,264
                         COS                62,784     22,812         0           85,596        0           0       0           0
                                          --------    -------        --         --------       --      ------      --     -------
                                          $275,016    $45,205        $0         $320,221       $0      15,000      $0     $11,264
                                          ========    =======        ==         ========       ==      ======      ==     =======

Robert F. Hartman   1998 CERBCO             $9,207         $0        $0           $9,207       $0           0      $0          $0
Vice President,          IEI                91,524      2,000         0           93,524        0           0       0       2,874
 Secretary &             CERBERONICS         2,273          0         0            2,273        0           0       0           0
 Treasurer 2/                             --------     ------        --         --------       --           -      --      ------
                                          $103,004     $2,000        $0         $105,004       $0           0      $0      $2,874
                                          ========     ======        ==         ========       ==           =      ==      ======

                    1997 CERBCO            $11,053         $0         0          $11,053       $0           0      $0          $0
                         IEI                88,808          0         0           88,808        0           0       0       8,010
                                           -------         --        --          -------       --           -      --      ------
                                           $99,861         $0        $0          $99,861       $0           0      $0      $8,010
                                           =======         ==        ==          =======       ==           =      ==      ======

                    1996 CERBCO            $10,677         $0        $0          $10,677       $0           0      $0          $0
                         IEI                85,891      9,542         0           95,433        0           0       0       6,666
                                           -------     ------        --          -------       --           -      --      ------
                                           $96,568     $9,542        $0         $106,110       $0           0      $0      $6,666
                                           =======    =======        ==         ========       ==           =      ==      ======


1/ The Company's Corporate Executive Committee, consisting of the Chairman and the President, exercises the duties and responsibilities of the Chief
    Executive  Officer of the Company.  Information  concerning  Messrs.  George
    Erikson and Robert Erikson is provided under the section entitled, "Proposal
    No. 1 - Election of Directors."
2/ Mr. Robert Hartman, age 51, has been Vice President and Controller of CERBCO since February 1988, Secretary since June 1991, Treasurer and Chief
    Financial  Officer since  December  1997. He has also been Vice  President -
    Administration  and Secretary of Insituform  East,  Incorporated  since June
    1991.  From October 1985 to February  1988,  Mr.  Hartman was  Controller of
    Dynamac International, Inc. From August 1979 to September 1985, Mr. Hartman served in various capacities with CERBERONICS, Inc. including Vice President and Treasurer.
3/ None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus.
4/  Insituform East contributions to the IEI Advantage Plan.

COMPENSATION PURSUANT TO PLANS

CERBCO, Inc. Plans

CERBCO Supplemental Executive Retirement Plan

         During fiscal year 1994, CERBCO entered into Supplemental Executive Retirement Agreements with Messrs. Robert Erikson, George Erikson and Robert Hartman pursuant to a Supplemental Executive Retirement Plan (the "CERBCO
SERP"). The agreements provide for monthly retirement benefits of 50% of the executive's final aggregate monthly salary from CERBCO and its subsidiaries as defined in and limited by the executives' agreement, for Messrs. Robert Erikson and George Erikson. In the case of Mr. Robert Hartman, the agreement provides for 25% of the executive's final aggregate monthly salary from CERBCO and its subsidiaries as defined in and limited by the executive's agreement. Each covered executive's benefit under the plan is payable in equal monthly amounts for the remainder of the covered executive's life beginning as of any date on or after his 62nd birthday (at the covered executive's election) but not before his termination of service. Payments under the CERBCO SERP are not subject to any reduction for Social Security or any other offset amounts but are subject to Social Security and other applicable tax withholding.

         To compute the monthly retirement benefits, the percentage of final monthly salary is multiplied by a ratio (not to exceed 1) of:

         the completed years of employment by CERBCO after 1992 to the total number of years of employment after 1992 that the executive would have completed if he had continued in employment to age 65.

         If the executive dies prior to retirement, the executive's beneficiary will receive a pre-retirement death benefit under a split-dollar insurance arrangement. The executive's beneficiary will receive a one-time lump sum payment in the amount of $1,400,000 (in the case of Messrs. Robert Erikson or George Erikson) or $700,000 (in the case of Mr. Robert Hartman). If the executive dies after commencement of the payment of retirement benefits, but before receiving 180 monthly payments, the executive's beneficiary will continue to receive payments until the total payments received by the executive and/or his beneficiary equal 180.

         The CERBCO SERP is technically unfunded, except as described below. CERBCO will pay all benefits from its general revenues and assets. To facilitate the payment of benefits and provide the executives with a measure of benefit security without subjecting the CERBCO SERP to various rules under the Employee Retirement Income Security Act of 1974, CERBCO has established an irrevocable trust called the CERBCO, Inc. Supplemental Executive Retirement Trust. This trust is subject to the claims of CERBCO's creditors in the event of bankruptcy or insolvency. The trust has purchased life insurance on the lives of the executive officers covered by the Supplemental Executive Retirement Agreements to provide for CERBCO's financial obligations under the plan. Assets in the trust consist of the cash surrender values of the executive life insurance policies and are carried on CERBCO's balance sheet as assets. The trust will not terminate until participants and beneficiaries are no longer entitled to benefits under the plan. Upon termination, all assets remaining in the trust will be returned to CERBCO.

The following tables set forth the annual retirement benefits that would be received under the CERBCO SERP at various compensation levels after the specified years of service:


               Pension Plan Table Where Formula Provides 50% of Compensation 1/

(Final)                                  Years of Service (Under Plan)
Remuneration        15                20                25               30                35
------------        --                --                --               --                --

$   125,000     $    58,594      $    62,500       $    62,500       $    62,500      $    62,500
$   150,000     $    70,313      $    75,000       $    75,000       $    75,000      $    75,000
$   175,000     $    82,031      $    87,500       $    87,500       $    87,500      $    87,500
$   200,000     $    93,750      $   100,000       $   100,000       $   100,000      $   100,000
$   225,000     $   105,469      $   112,500       $   112,500       $   112,500      $   112,500
$   250,000     $   117,188      $   125,000       $   125,000       $   125,000      $   125,000
$   300,000     $   140,625      $   150,000       $   150,000       $   150,000      $   150,000
$   350,000     $   154,627      $   175,000       $   175,000       $   175,000      $   175,000
$   400,000     $   154,627      $   182,101       $   200,000       $   200,000      $   200,000
$   450,000     $   154,627      $   182,101       $   201,055       $   221,961      $   225,000
$   500,000     $   154,627      $   182,101       $   201,055       $   221,961      $   245,085

1/ Assumes at the time the Plan was  established  (i) the  individual is age 50,
(ii) maximum covered compensation is $250,000 and is increased 2% (compounded annually) each year of service after 1992, and (iii) retirement is effective at the beginning of the year.

                Pension Plan Table Where Formula Provides 25% of Compensation 2/

(Final)                                  Years of Service (Under Plan)
Remuneration           15               20                25               30                35
------------           --               --                --               --                --

$    50,000       $   8,929         $ 11,905         $  12,500         $  12,500        $  12,500
$    75,000       $  13,393         $ 17,858         $  18,750         $  18,750        $  18,750
$   100,000       $  17,858         $ 23,810         $  25,000         $  25,000        $  25,000
$   200,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115
$   300,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115
$   400,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115
$   500,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115

2/ Assumes at the time the Plan was  established  (i) the  individual is age 45,
(ii) maximum covered compensation is $90,000 and is increased 2% (compounded annually) each year of service after 1992, and (iii) retirement is effective at the beginning of the year.

     Each executive's covered compensation under the CERBCO SERP is equal to his final base salary. The maximum covered compensation for Messrs. Robert Erikson and George Erikson is limited to $250,000 annually ($20,834 per month), increased 2% annually beginning in 1993. The maximum covered compensation for Mr. Robert Hartman is limited to $90,000 annually ($7,500 per month), increased 2% annually beginning in 1993.

     The following table sets forth information concerning vested annual benefits as of June 30, 1998 for the executives listed in the Summary Compensation Table covered by the CERBCO SERP:

                       Years of Credited      Current Annual        Vested           Vested
Name                  Service Under Plan   Covered Compensation   Percentage     Annual Benefit

Robert W. Erikson              6               $   276,020          33.33%         $    48,003
George Wm. Erikson             6               $   276,020          40.00%         $    55,204
Robert F. Hartman              6               $    99,367          30.00%         $     7,453


CERBCO 1997 Directors' Stock Option Plan

     CERBCO adopted, with stockholder approval at the 1997 Annual Meeting of Stockholders, the CERBCO, Inc. 1997 Board of Directors' Stock Option Plan (the "CERBCO 1997 Directors' Plan"). The purpose of the CERBCO 1997 Directors' Plan is to promote the growth and general prosperity of CERBCO by permitting the Company, through the granting of options to purchase shares of CERBCO's Common Stock, to attract and retain the best available persons as members of CERBCO's Board of Directors with an additional incentive for such persons to contribute to the success of the Company. A maximum of 125,000 shares of Common Stock may be made subject to options under the CERBCO 1997 Directors' Plan. Options shall be granted to all directors of CERBCO pursuant to the terms of the plan. Each option granted under the CERBCO Directors' Plan entitles each director to whom such option is granted the right to purchase shares of CERBCO's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant, provided the director has served continually for at least six months following the date of the grant.

     The CERBCO Board of Directors administers the CERBCO 1997 Directors' Plan and has exclusive authority to interpret, construe and implement the provisions of the plan, except as may be delegated in whole or in part by the Board to a committee of the Board which may consist of three or more members of the Board. No such delegation of authority has been made. Each determination, interpretation or other action that may be taken pursuant to the CERBCO 1997 Directors' Plan by the Board is final and binding and conclusive for all purposes and upon all persons. The Board from time to time may amend the plan as it deems necessary to carry out the purposes thereof.

     The terms of the CERBCO 1997 Directors' Plan contemplated that each director of the Company be granted an option to purchase 5,000 shares of the Company's Common Stock each year for five years, for a total of 25,000 shares of Common Stock per director, beginning in fiscal year 1997. On December 19, 1997, options on a total of 20,000 shares of Common Stock were granted to directors of the Company (options on 5,000 shares to each of four directors) at a per share price of $9.40625. No options available under the plan were exercised by directors of the Company during fiscal year 1998.

Insituform East, Incorporated Plans

Insituform East Employee Advantage Plan

     As executive officers of Insituform East, Messrs. Robert Erikson, George Erikson and Robert Hartman participate in the Insituform East, Incorporated Employee Advantage Plan (the "IEI Advantage Plan"). The IEI Advantage Plan is a noncontributory profit sharing (retirement) plan in which all employees not covered by a collective bargaining agreement and employed with Insituform East for at least one year are eligible to participate. No employee is covered by a collective bargaining agreement. The IEI Advantage Plan is administered by the Insituform East Board of Directors which determines, at its discretion, the amount of Insituform East's annual contribution. The Insituform East Board of Directors can authorize a contribution, on behalf of Insituform East, of up to 15% of the compensation paid to participating employees during the year. The plan is integrated with Social Security. Each participating employee is allocated a portion of Insituform East's contribution based on the amount of that employee's compensation plus compensation above FICA limits relative to the total compensation paid to all participating employees plus total compensation above FICA limits. Amounts allocated under the IEI Advantage Plan begin to vest after three years of service (at which time 20% of the contribution paid vests) and are fully vested after seven years of service. No contribution was authorized for the fiscal year ended June 30, 1998.

     The IEI Advantage Plan also includes a salary reduction profit sharing feature under Section 401(k) of the Internal Revenue Code. Each participant may elect to defer a portion of his compensation by any whole percentage from 2% to 16% subject to certain limitations. As mandated by the plan, Insituform East contributed an employer matching contribution equal to 25% of the participant's deferred compensation up to a maximum of 1.5% of the participant's total paid compensation for the fiscal year. Participants are 100% vested at all times in their deferral and employer matching accounts. During the fiscal year ended June 30, 1998, Insituform East made the following contributions for the Company's officers:

Names and Capacities in Which                         Contributions for          Vested Percent
Cash Contributions Were Made                          Fiscal Year 1998 1/        as of 10/22/98

George Wm. Erikson, Chairman                              $  4,745                    100%
Robert W. Erikson, President                              $  2,345                    100%
Robert F. Hartman, Vice
  President - Administration & Secretary                  $  2,874                    100%
Executive Officers of Insituform East as a Group,
  (6 persons, including those named above)                 $19,912

1/ Total contributions to employees of $101,791 include Insituform East's matching contribution of $48,575 and reallocated amounts totaling $53,216 forfeited by former participants who terminated employment with Insituform
     East during fiscal year 1998.

Insituform East 1994 Board of Directors' Stock Option Plan

     Insituform  East  adopted,  with  stockholder  approval  at the 1994 Annual
Meeting of Stockholders, the Insituform East, Incorporated 1994 Board of Directors' Stock Option Plan (the "IEI 1994 Directors' Plan"). The purpose of this plan is to promote the growth and general prosperity of Insituform East by permitting Insituform East, through the granting of options to purchase shares of its Common Stock, to attract and retain the best available persons as members of Insituform East's Board of Directors with an additional incentive for such persons to contribute to the success of Insituform East. The IEI 1994 Directors' Plan is administered and options are granted by the Insituform East Board of Directors. As directors of Insituform East, Messrs. Robert Erikson and George Erikson participate in this plan.

     Each grant of options under the IEI 1994 Directors' Plan will entitle each Insituform East director to whom such options are granted the right to purchase 15,000 shares of Insituform East's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant. Options are granted under the IEI Directors' Plan each year for five years to each member of the Board of Directors of Insituform East serving as such on the date of grant, i.e., for each director serving for five years, a total of five options covering in the aggregate 75,000 shares of Common Stock (subject to adjustments upon changes in the capital structure of Insituform East) over a five year period. Under the terms of this plan, up to 525,000 shares of Insituform East's Common Stock have been reserved for the directors of Insituform East.

     On December 12, 1997, options on a total of 105,000 shares of Insituform East's Common Stock were granted to directors of Insituform East (options on 15,000 shares to each of seven directors, including Messrs. Robert Erikson and George Erikson) at a per share option price of $2.46875. No options available under this plan were exercised by directors of Insituform East during fiscal year 1998.

Insituform East 1989 Board of Directors' Stock Option Plan

     Insituform  East  adopted,  with  stockholder  approval  at the 1989 Annual
Meeting  of  Stockholders,  the  Insituform  East,  Incorporated  1989  Board of
Directors Stock Option Plan (the "IEI 1989 Directors' Plan"). The purpose of this plan is the same as the IEI 1994 Directors' Plan. The term of the plan is for ten years, unless terminated sooner by the Board of Directors. Options were first granted to directors on December 1, 1989 and each of the four succeeding Board of Directors meetings following the Annual Meetings of Stockholders in 1990, 1991, 1992 and 1993. Each grant of options under the plan entitles each director to whom such options were granted the right to purchase 15,000 shares of Insituform East's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant. Although no further options are anticipated to be granted under this plan, options previously granted, and which have not already been exercised or expired, will remain in effect until exercise or expiration, whichever comes first. No options available under the plan were exercised by directors of Insituform East during fiscal year 1998. Under the terms of this plan, up to 60,000 shares of Insituform East Common Stock remain reserved for the directors of Insituform East.

OPTION/SAR GRANTS

     No option or Stock Appreciation Right grants were made to any of the named executive officers during fiscal year 1998 under the IEI 1989 Directors' Plan. The following table sets forth information concerning options granted to each of the named executive officers during fiscal year 1998 under the CERBCO 1997 Directors' Plan or the IEI 1994 Directors' Plan:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                         Potential Realized Value
                                                                                          at Assumed Annual Rates
                                                                                        of Stock Price Appreciation
                                                           Individual Grants
               for Option Term
                                           % of Total
                                            Options/
                           Option/        SARs Granted       Exercise
                            SARs          to Employees        or Base       Expiration
Name                     Granted(#)      in Fiscal Year      ($/Share)         Date          5% ($)      10%($)
----                     ----------      --------------      ---------         ----          ------      ------

Robert W. Erikson
  CERBCO 1997
     Directors' Plan        5,000              25%            $9.40625        12/19/02      $12,994      $28,713
  IEI 1994 Directors' Plan 15,000              14%            $2.46875        12/12/02      $10,231      $22,608

George Wm. Erikson
CERBCO 1997
     Directors' Plan        5,000              25%            $9.40625        12/19/02      $12,994      $28,713
  IEI 1994 Directors' Plan 15,000              14%            $2.46875        12/12/02      $10,231      $22,608

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE

         No option or Stock Appreciation Right grants made under the CERBCO 1997 Directors' Plan, or the IEI 1989 or 1994 Directors' Plans, to any of the named executive officers were exercised during fiscal year 1998. The following table sets forth information concerning option or Stock Appreciation Right grants held by each of the named executive officers under all plans as of June 30, 1998:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                             Value of
                                                           Number of Unexercised       Unexercised in the Money
                              Shares                     Options/SARs at FY-End(#)     Options/SARs at FY-End($)
                            Acquired on      Value
Name                        Exercise(#)  Realized ($)  Exercisable   Unexercisable   Exercisable    Unexercisable
----                        -----------  ------------  -----------   -------------   -----------    -------------

Robert W. Erikson
  CERBCO 1997
    Directors' Plan                0             $0      5,000            0                  $0           $0
  IEI 1994 Directors' Plan         0             $0     60,000            0                  $0           $0
  IEI 1989 Directors' Plan         0             $0     15,000            0                  $0           $0

George Wm. Erikson
  CERBCO 1997
    Directors' Plan                0             $0      5,000            0                  $0           $0
  IEI 1994 Directors' Plan         0             $0     60,000            0                  $0           $0
  IEI 1989 Directors' Plan         0             $0     15,000            0                  $0           $0


REPRICING OF OPTIONS/SARs

         Neither the Company nor its subsidiaries adjusted or amended the exercise price of stock options or SARs previously awarded to any of the named executive officers during fiscal year 1998.

LONG-TERM INCENTIVE PLAN AWARDS

         Neither the Company nor its subsidiaries have a long-term incentive plan.

DEFINED BENEFIT OR ACTUARIAL PLANS

         The Company maintains a defined benefit plan called the CERBCO Supplemental Executive Retirement Plan to provide annual retirement benefits to covered executives. See "Compensation Pursuant to Plans - CERBCO, Inc.
Plans" as to the basis upon which benefits under the plan are computed.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         There are no employment contracts between the Company or its subsidiaries and any named executive officer. There are no arrangements between the Company or its subsidiaries and any named executive officer, or payments made to an executive officer, that resulted, or will result, from the resignation, retirement or other termination of employment with the Company or its subsidiaries, in an amount that exceeds $100,000.

COMPENSATION OF DIRECTORS

         Non-officer directors of the Company are paid an annual fee of $5,000 and an attendance fee of $1,000 for each meeting of the Board of Directors, and each committee meeting, attended in person. Meetings attended by telephone are compensated at the rate of $200. Directors who are also officers of the Company do not receive separate fees for service as directors, but are eligible with all other directors to participate in the CERBCO 1997 Directors' Stock Option Plan, as described under the section entitled, "Compensation Pursuant to Plans - CERBCO, Inc. Plans." All directors of the Company are reimbursed for Company travel-related expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Board of Directors does not have a compensation committee; the Board of Directors as a whole serves in that equivalent capacity. Messrs. George Erikson and Robert Erikson, both members of the Board of Directors and executive officers of the Company, holding the offices of Chairman & General Counsel and President, respectively, participated during fiscal year 1998 in deliberations of the Board of Directors concerning executive officer compensation.

         Messrs. George Erikson and Robert Erikson are both members of the Board of Directors and executive officers of Insituform East. In their capacities as directors of this subsidiary company, they participated in deliberations of its Board of Directors concerning executive officer compensation.


PERFORMANCE GRAPH

         The following graph compares the total stockholder return on the Company's Common Stock to the Total Return Index for the NASDAQ Stock Market (U.S. Companies) and to a Peer Group Index based on NASDAQ Stocks SIC Code 162, "Heavy Construction, Except Highway," for the last five fiscal years.

    Date               Company              Market            Market                  Peer           Peer
                       Index                Index             Count                  Index           Count
----------------------------------------------------------------------------------------------------------
06/30/1993             100.000             100.000              4072               100.000           11
07/30/1993              90.323             100.118              4104                97.672           12
08/31/1993             112.903             105.291              4139               103.531           12
09/30/1993             106.452             108.428              4174               102.083           12
10/29/1993             109.677             110.865              4221               110.008           12
11/30/1993             187.097             107.561              4304               104.138           12
12/31/1993             206.452             110.560              4376                94.283           12
01/31/1994             167.742             113.916              4400               101.120           12
02/28/1994             196.774             112.852              4439               106.489           12
03/31/1994             212.903             105.914              4491               105.742           12
04/29/1994             193.548             104.538              4520               104.761           12
05/31/1994             177.419             104.794              4562               104.356           12
06/30/1994             164.516             100.962              4576               100.716           12
07/29/1994             158.064             103.034              4594                97.618           12
08/31/1994             145.161             109.604              4612               100.914           13
09/30/1994             180.645             109.323              4615               100.979           13
10/31/1994             183.871             111.471              4637               103.847           13
11/30/1994             232.258             107.773              4653                97.266           13
12/30/1994             251.613             108.075              4658               101.040           13
01/31/1995             222.581             108.691              4648               108.451           13
02/28/1995             254.839             114.440              4650               111.453           13
03/31/1995             232.258             117.834              4644               106.580           13
04/28/1995             219.355             121.546              4655               109.508           12
05/31/1995             245.161             124.681              4654               115.738           12
06/30/1995             251.613             134.785              4671               116.071           12
07/31/1995             283.871             144.694              4690               114.933           12
08/31/1995             329.032             147.626              4713               125.013           12
09/29/1995             367.742             151.020              4709               123.163           12
10/31/1995             341.935             150.148              4747               118.244           12
11/30/1995             374.193             153.674              4779               114.231           12
12/29/1995             348.387             152.856              4819               121.247           12
01/31/1996             348.387             153.608              4809               113.003           12
02/29/1996             325.806             159.454              4839               115.820           12
03/29/1996             322.581             159.979              4878               126.956           12
04/30/1996             322.581             173.248              4923               156.573           12
05/31/1996             400.000             181.203              4981               187.141           12
06/28/1996             364.017             173.035              5034               166.936           12
07/31/1996             312.015             157.604              5066               162.566           12
08/30/1996             331.515             166.434              5090               168.209           12
09/30/1996             338.016             179.164              5096               189.797           12
10/31/1996             312.014             177.185              5138               218.883           12
11/29/1996             331.515             188.138              5180               215.839           12
12/31/1996             325.015             187.969              5176               230.410           12
01/31/1997             377.018             201.328              5161               258.768           12
02/28/1997             360.767             190.192              5170               245.377           11
03/31/1997             396.518             177.773              5168               272.063           11
04/30/1997             487.523             183.331              5155               263.870           11
05/30/1997             481.835             204.107              5148               275.838           11
06/30/1997             627.000             210.358              5132               290.748           10
07/31/1997             592.409             232.561              5127               341.614           10
08/29/1997             539.917             232.207              5116               423.926           10
09/30/1997             629.903             245.930              5106               459.611           10
10/31/1997             607.407             233.192              5114               472.069           10
11/28/1997             577.411             234.361              5130               391.023           10
12/31/1997             839.871             230.617              5081               400.010           10
01/30/1998             607.407             237.850              5052               363.608           10
02/27/1998             554.915             260.182              5031               408.351           10
03/31/1998             588.660             269.776              4993               475.144           10
04/30/1998             562.414             274.347              4972               516.320           10
05/29/1998             558.664             259.291              4964               502.960           10
06/30/1998             542.767             277.559              4942               423.381           10


                          TRANSACTIONS WITH MANAGEMENT

         Pursuant to authorizations by the Board of Directors, the Company has made certain advancements to Mr. George Erikson, Director, Chairman & General Counsel, and certain advancements to Mr. Robert Erikson, Director and President (together the "Eriksons") for their respective legal fees and expenses which each has incurred, and may incur in the future, for personal legal representation in connection with the stockholder lawsuit filed in August 1990 challenging a proposed but unconsummated transaction between each of the Eriksons and Insituform Technologies, Inc. (see sections entitled, "Voting Securities and Principal Holders Thereof" and "Legal Proceedings" below).

         As of October 22, 1998, pursuant to such Board authorizations, the Company has advanced and expensed in total $600,482 to Mr. George Erikson and has advanced and expensed in total $600,482 to Mr. Robert Erikson.

         Pending a final outcome of these legal proceedings, the Board of Directors has deferred consideration or ultimate determination of entitlement of Mr. George Erikson and/or Mr. Robert Erikson to indemnification by the Company for their legal fees and expenses. If it is ultimately determined by the Board of Directors or otherwise in accordance with Section 145 of Delaware Corporation Law that Mr. George Erikson and/or Mr. Robert Erikson are not entitled to indemnification for any such legal fees and expenses under Section 145 of Delaware Corporation Law, such advances shall be reimbursed by Mr. George Erikson and/or Mr. Robert Erikson to the Company pursuant to an agreement with the Company executed by each of the Eriksons and delivered to the Board of Directors.

                                LEGAL PROCEEDINGS

         The only material pending legal proceedings to which the Company is a party or any such legal proceedings contemplated of which the Company is aware is a previously disclosed lawsuit pending in the Superior Court of the District of Columbia.

         As previously reported by the Company, on March 12, 1990, the controlling stockholders of the Company, Messrs. George Erikson and Robert Erikson (together, the "Eriksons"), executed a letter of intent and subsequently executed four amendments thereto (collectively referred to herein as the "Letter of Intent") with Insituform Technologies, Inc. ("ITI") (formerly Insituform of North America, Inc. or "INA") to effect a sale of their controlling interest in the Company to ITI for $6,000,000 (the "Proposed Transaction"). The Proposed Transaction, had it been consummated, would have had the effect of making ITI the controlling stockholder of the Company and, indirectly, of each of the Company's three direct subsidiaries at the time, Insituform East, Capitol Copy and CERBERONICS. On September 19, 1990, however, the Company issued a press release announcing that the Eriksons had informed the Company that the Letter of Intent had expired without consummation of any transaction, that it would not be further extended, that negotiations had ceased and that the Eriksons had no further intention at the time of pursuing the proposed sale of their controlling interest in the Company to ITI.

         As previously reported by the Company, two stockholders commenced a derivative lawsuit in the Delaware Court of Chancery against the Eriksons in August, 1990, making certain claims with respect to the Proposed Transaction (the "Delaware Action"). The Delaware Action finally was concluded on December 3, 1997, when the Delaware Supreme Court issued its order affirming the findings of the Court of Chancery with respect to (a) the trial court's assessment of certain damages against the Eriksons on remand from a previous appeal and (b) the renewed petition of plaintiffs' attorneys for an award of attorneys' fees and expenses. Those findings by the Court of Chancery had been made on remand from the same Delaware Supreme Court after a 1996 ruling in which the Supreme Court affirmed the Court of Chancery's holding that CERBCO had not suffered any transactional damages with respect to the Proposed Transaction.

         In January 1993, a derivative lawsuit against the partners in the law firm of Rogers & Wells and the Company, arising out of the subject matter of the Delaware Action, was filed in the Superior Court of the District of Columbia (the "D.C. Complaint"). Plaintiffs were the same two stockholders who were plaintiffs in the Delaware litigation, and a former director of the Company, and alleged that Rogers & Wells breached its duty of loyalty and care to the Company by representing allegedly conflicting interests of the Eriksons in the Proposed Transaction with ITI. Plaintiffs also claimed that Rogers & Wells committed malpractice by allegedly making misrepresentations to the Company's Board and allegedly failing to properly inform the Company's Board. Plaintiffs claimed that the conduct of Rogers & Wells caused the Company to lose an opportunity to sell its control of Insituform East to ITI, caused the Company to incur substantial expense, and unjustly enriched Rogers & Wells. The D.C. Complaint sought to recover from Rogers & Wells (i) damages in an amount equal to all fees paid to Rogers & Wells, (ii) damages in an amount not less than $6,000,000 for the loss of the opportunity for the Company to sell its control of Insituform East to ITI, and (iii) punitive damages. Although the D.C. Complaint stated that it was filed on behalf of the Company, management does not believe that Rogers & Wells should be sued on any of the claims set forth therein.

         Motions to dismiss this case by the Company and Rogers & Wells were denied, but a stay of the proceedings was granted until after the Delaware trial. Plaintiffs agreed to a stay in the Superior Court action pending the outcome of the appeal of the outcome of the Delaware Action to the Delaware Supreme Court and, subsequently, the stay was continued at least until such time as the Delaware Court of Chancery ruled upon plaintiffs' pending motion for post-remand relief. After the Delaware Supreme Court's most recent ruling on December 3, 1997, finally affirming the Delaware Court of Chancery with respect to such post-remand relief and a renewed petition for counsel fees and expenses, the stay of the District of Columbia action was lifted, and plaintiffs filed an amended D.C. Complaint. In the amended D.C. Complaint, plaintiffs assert essentially the same conflicts of interest charges against Rogers & Wells but shift their focus from the value of the alleged lost opportunity to the litigation expenses incurred by the Company in the Delaware Action. Plaintiffs now seek to recover from Rogers & Wells (i) damages in an amount equal to all fees paid to Rogers & Wells, (ii) damages for more than $2 million in attorneys' fees and expenses incurred by CERBCO in the Delaware Action and other unspecified compensatory damages, and (iii) punitive damages. On March 27, 1998, the Company filed its answer to the amended D.C. Complaint, in which it denied all liability and asserted certain affirmative defenses. On the same day, it filed its motion for summary judgment, together with a supporting memorandum of law, on the grounds of collateral estoppel and res judicata. Rogers & Wells likewise answered the amended D.C. Complaint, denying liability, and filed a motion for summary judgment on collateral estoppel grounds. On May 7, 1998, the Company filed its reply memorandum of points and authorities in support of its motion for summary judgment. A decision from the D.C. Court is expected later this year.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche was engaged to audit the financial statements of the Company for the fiscal year ended June 30, 1998. A representative of Deloitte & Touche will be at the Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from any stockholders present at the Meeting.

         The Audit Committee of the Board of Directors has not yet recommended, and the Board has not yet approved, the appointment of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1999. It is anticipated that the Audit Committee will make its recommendation to the Board and that the appointment of independent public accountants will be made by the Board prior to June 30, 1999.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters which are likely to be brought before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the individuals named in the enclosed form of Proxy to vote the proxy in accordance with their judgment on such matters.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         Financial statements of the Company are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, a copy of which is enclosed herewith.

                  DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS
           FOR INCLUSION IN THE BOARD'S PROXY STATEMENT IN CONNECTION
                    WITH THE FISCAL YEAR 1999 ANNUAL MEETING

         A proposal submitted by a stockholder for action at the Company's Annual Meeting of Stockholders for the fiscal year ending June 30, 1999 must be received no later than June 30, 1999, in order to be included in the Company's Proxy Statement for that meeting. It is suggested that proponents submit their proposals by certified mail-return receipt requested.

         A proponent of a proposal must be a record or beneficial owner entitled to vote at the next Annual Meeting on the proposal and must continue to be entitled to vote through the date on which the meeting is held.

                                   By Order of the Board of Directors,

                                   /s/ Robert F. Hartman
                                   Robert F. Hartman
                                   Secretary

Landover, Maryland
November 9, 1998

                                                                      APPENDIX A
                                                 TEXT OF COMMON STOCK PROXY CARD

--------------------------------------------------------------------------------
                                  COMMON STOCK
--------------------------------------------------------------------------------


                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785
                                 (301) 773-1784

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 18, 1998
                              PROXY - COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R.W. Erikson and G.Wm. Erikson, and each of them, with full power of substitution, the Proxies of the undersigned to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of CERBCO, Inc. held of record by the undersigned on October 22, 1998, at the Annual Meeting of Stockholders to be held on December 18, 1998 or any adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

X      Please mark your votes as in this example.

1.  Proposal -  Election of Director.

 FOR, the nominee             WITHHOLD
 listed at right (except      authority to vote     Nominee: P.C. Kincheloe, Jr.
 as noted to the              for the nominee
 contrary below)              listed at right

[     ]                       [     ]

(INSTRUCTION: To indicate that you do not wish to have your shares voted for the nominee, print the name of such nominee on the line provided below.)

-------------------------------------------------

2.  Proposal - Liquidation of the Company.


FOR             AGAINST           ABSTAIN

[     ]         [     ]           [     ]

3. In their own discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.



------------------------------------------------  Dated:------------------, 1998
       SIGNATURE      SIGNATURE (IF HELD JOINTLY)

NOTE: Signature(s) should be exactly as name(s) appearing on your certificate. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee, guardian or corporate officer, etc., please give your full title as such.

                                                                      APPENDIX B
                                         TEXT OF CLASS B COMMON STOCK PROXY CARD

--------------------------------------------------------------------------------
                              CLASS B COMMON STOCK
--------------------------------------------------------------------------------


                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785
                                 (301) 773-1784

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 18, 1998
                          PROXY - CLASS B COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R.W. Erikson and G.Wm. Erikson, and each of them, with full power of substitution, the Proxies of the undersigned to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Class B Common Stock of CERBCO, Inc. held of record by the undersigned on October 22, 1998, at the Annual Meeting of Stockholders to be held on December 18, 1998 or any adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

X      Please mark your votes as in this example.

1.  Proposal -  Election of Directors.

 FOR, the nominee             WITHHOLD
 listed at right (except      authority to vote     Nominee: R.W. Erikson
 as noted to the              for the nominee                G.Wm. Erikson
 contrary below)              listed at right                W.C. Hayes, IV

[     ]                       [     ]

(INSTRUCTION: To indicate that you do not wish to have your shares voted for one or more individual nominee(s), check the FOR box above and print the name(s) of such nominee(s) on the lines provided below.)

-------------------------------------------------

-------------------------------------------------

2.  Proposal - Liquidation of the Company.


FOR             AGAINST           ABSTAIN

[     ]         [     ]           [     ]

3. In their own discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.



------------------------------------------------  Dated:------------------, 1998
       SIGNATURE      SIGNATURE (IF HELD JOINTLY)

NOTE: Signature(s) should be exactly as name(s) appearing on your certificate. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee, guardian or corporate officer, etc., please give your full title as such.